  Exhibit 16.1

Thomas Leger & Co. L.L.P.
1235 North Loop West, Suite 907
Houston, Texas 77008

January 5, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Cape Coastal Trading Corporation

We have read Item 4.01 which is disclosed under Item 14 of Item 2.01 of the Current Report on Form 8-K, dated January 5, 2006 of Cape Coastal Trading Corporation and are in agreement with the statements contained therein under the caption “Previous Independent Accountants.” We have no basis to agree or disagree with the other statements made under Item 4.01 as disclosed under Item 14 of Item 2.01 of the Current Report on Form 8-K, dated January 5, 2006 of Cape Coastal Trading Corporation.

/s/ Thomas Leger & Co. L.L.P.

Thomas Leger & Co. L.L.P.